
                                                                                                        Exhibit 12.1
                                                                                                        ------------


                               CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         (Dollars in Millions)

                                                                             Year Ended December 31,
                                                             ------------------------------------------------------
                                                                   1998       1997       1996     1995(1)      1994
                                                             ----------  ---------  ---------  ---------  ---------
Net Income                                                       $1,339     $3,256     $2,607     $  930     $1,693

Income Tax Expense                                                  658      2,428      2,624      1,094      1,322

Distributions (Less Than) Greater Than Equity in
   Earnings of Less Than 50 Percent Owned Affiliates                (72)       (70)        29         (5)        (3)

Minority Interest                                                     7         11          4          -          3

Previously Capitalized Interest
   Charged to Earnings During Period                                 35         28         24         47         32

Interest and Debt Expense                                           492        405        471        557        453

Interest Portion of Rentals(2)                                      187        167        158        148        156
                                                              ---------  ---------  ---------  ---------  ---------

Earnings Before Provision for
   Taxes And Fixed Charges                                       $2,646     $6,225     $5,917     $2,771     $3,656
                                                              =========  =========  =========  =========  =========


Interest and Debt Expense                                        $  492    $   405    $   471    $   557    $   453

Interest Portion of Rentals(2)                                      187        167        158        148        156

Capitalized Interest                                                 39         82        108        141         80
                                                              ---------  ---------  ---------  ---------  ---------

Total Fixed Charges                                              $  718     $  654     $  737     $  846     $  689
                                                              =========  =========  =========  =========  =========


--------------------------------------------------------------------------------------------------------------------
Ratio Of Earnings To Fixed Charges                                 3.68       9.52       8.03       3.28      5.31
--------------------------------------------------------------------------------------------------------------------


(1) The information for 1995 and subsequent years reflects the company's adoption of the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective October 1, 1995.

(2)  Calculated as one-third of rentals.

                                        E-1